As filed with the Securities and Exchange Commission on October 29, 2019

Registration No. 333-163240

Registration No. 333-172927

Registration No. 333- 224969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

Registration Statement No. 333-224969

POST-EFFECTIVE AMENDMENT NO. 2

TO

Form S-8

Registration Statement No. 333-172927

Form S-8

Registration Statement No. 333-163240

UNDER

THE SECURITIES ACT OF 1933

RUDOLPH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3531208
(State of Incorporation)	(I.R.S. Employer Identification No.)

16 Jonspin Road

Wilmington, MA 01887

(Address of principal executive offices, including zip code)

RUDOLPH TECHNOLOGIES, INC. 2009 STOCK PLAN

RUDOLPH TECHNOLOGIES, INC. 2018 STOCK PLAN

RUDOLPH TECHNOLOGIES, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

MICHAEL P. PLISINSKI

Chief Executive Officer

RUDOLPH TECHNOLOGIES, INC.

16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Rudolph Technologies, Inc. (“Rudolph” or the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (File No. 333-163240), filed on November 20, 2009, and Registration Statement on Form S-8 (File No. 333-172927), filed on March 18, 2011, registering an aggregate of 4,052,768 shares of Common Stock under the Rudolph Technologies, Inc. 2009 Stock Plan; and

•

Registration Statement on Form S-8 (File No. 333-224969), filed on May 16, 2018, registering 3,240,000 shares of Common Stock under the Rudolph Technologies, Inc. 2018 Stock Plan, and 1,500,000 shares of Common Stock under the Rudolph Technologies, Inc. 2018 Employee Stock Purchase Plan.

On October 25, 2019, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2019, by and among Rudolph, Nanometrics Incorporated, a Delaware corporation (“Nanometrics”) and PV Equipment Inc., a Delaware corporation and wholly owned subsidiary of Nanometrics (“Merger Sub”), Merger Sub merged with and into Rudolph, with Rudolph surviving the merger as a wholly owned subsidiary of Nanometrics (the “Merger”). Following completion of the Merger, the combined company was renamed Onto Innovation Inc. The combined company is trading on the New York Stock Exchange under the ticker symbol “ONTO.”

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on October 29, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

RUDOLPH TECHNOLOGIES, INC.

By:	/s/ Michael P. Plisinski
Michael P. Plisinski
Chief Executive Officer